Exhibit 99.1

Waccamaw Bankshares, Inc. Announces Record Earnings for the Third Quarter of 2005

WHITEVILLE, N.C., October 7 /PRNewswire-FirstCall/ -- Waccamaw Bankshares, Inc. (Nasdaq: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending September 30, 2005 of $745,591, an increase of 23.2% over the $605,256 earned in the same period of 2004. Earnings per share during the most recent quarter were $.16 compared to split adjusted, earnings per share of $.13 for the third quarter of 2004. Increased earnings for the quarter were primarily due to strong earning asset growth during the period. Net interest income, the difference between interest income on earning assets, and interest expense on interest bearing liabilities, increased by 50.05% during the period.

Waccamaw Bankshares, Inc. reported total assets on September 30, 2005 of $319,105,263 reflecting a 38.2% increase over total assets of $230,917,217 reported on September 30, 2004. Total net loans increased by 38.4% on a comparative quarter basis. Total deposits increased 46.0% to $269,237,710.

Jim Graham, President and CEO of Waccamaw Bankshares, Inc., noted, “We continue to build strong momentum during the year. I am very pleased with the results the Waccamaw Bank team has generated thus far this year, particularly in the third quarter. During this quarter we saw improvement in our net interest margin, improved non-interest income, excellent credit quality and continued discipline in expense control. Our business volume including the number of new customers and accounts continues to grow at a rapid pace. Our expansion and recent opening at Southport is moving along well as we continue our commitment to excellent service to the communities we serve. We are grateful for the strong support of these communities.”

Alan W. Thompson, Chairman of Waccamaw Bankshares, Inc., noted, “We continue to be rewarded with positive earnings results as our banking company matures. We look forward to further expansion in the years to come as we move forward to fulfill our mission of becoming the strongest community bank in coastal Carolina. I am gratified with the effort by our strong banking team and we are forever grateful for the support of the communities we serve.”

 Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state charted bank operating seven offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, and Southport North Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ small capital market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

CONTACT:  Michelle Ward of Waccamaw Bankshares, Inc., +1-910-641-0044, ext. 4211/
Web site:  http://www.waccamawbank.com/